UNITED STATES

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SCHEDULE 14A

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RADIANT SYSTEMS, INC.

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The following press release was issued by Radiant Systems, Inc. on October 30, 2003:

FOR IMMEDIATE RELEASE

For More Information,

Please Contact

John Heyman – Co-Chief Executive Officer (770) 576-6705

Mark Haidet – Chief Financial Officer (770)-576-6404

Melissa Coley—Investor Relations (770) 576-6577

Radiant Systems, Inc. Reports Results for the Third Quarter of 2003

Core Business Strengthens While Building Foundation for Growth

ATLANTA—(BUSINESS WIRE)—October 30, 2003—Radiant Systems, Inc. (NASDAQ: RADS—News), a leading provider of systems for managing site operations of retail and hospitality businesses, today announced financial results for the third quarter ended September 30, 2003.

Summary financial results for the third quarter are as follows:

•	Total revenues for the third quarter ended September 30, 2003 were $27.8 million, a decrease of 24.9% over revenues of $36.9 million for the same period in 2002.
•	Net loss for the third quarter ended September 30, 2003, was $3.3 million, or $0.12 per share, a decrease of $4.9 million, or $0.18 per diluted share, compared to net income of $1.6 million, or $0.06 per diluted share, for the same period in 2002.
•	Adjusted net loss for the third quarter ended September 30, 2003, which excludes asset impairment charges, was $1.9 million, or $0.07 per share, a decrease of $3.5 million, or $0.13 per diluted share, compared to net income of $1.6 million, or $0.06 per diluted share, for the same period in 2002.

During the third quarter, the Company wrote-off approximately $1.4 million of capitalized software development costs associated with the Enterprise Productivity Software, as management determined the asset was impaired.

The Company provides adjusted net (loss)/income and adjusted net (loss)/income per share in this press release as additional information of the Company’s operating results. The measures are not in accordance with, or an alternative for, generally accepted accounting practices (“GAAP”) and may be different from net income and per share measures used by other companies. Net (loss)/income has been adjusted to exclude the effects of the impairment of certain intangible assets. The Company believes that this presentation of adjusted net (loss)/income and adjusted net (loss)/income per share provides useful information to investors regarding certain additional financial and business trends relating to the Company’s financial condition and results of operations.

John Heyman, the Company’s co-chief executive officer commented, “Our core business strengthened, led by performance in our international and food service businesses. We are optimistic about delivering improved performance in 2004 as we see portions of our business picking up momentum. Specifically, we have won significant commitments with new customers this quarter, have a number of active prospects in the final stage of negotiation or pilot, have advanced our new generation of hardware and software products and are continuing to see our distribution channel strategy progress. We believe demand in our core markets has begun to intensify and early signs indicate that this demand will generate increased spending in our markets next year, fueling revenue and earnings growth for our business.”

Mr. Heyman continued, “Our strategy of bringing more focus to the food service, petroleum and convenience store and entertainment industries has been well received by operators in those markets. Our proposed split-off of the Enterprise business, combined with the strategic agreement we have entered into with the successor firm, enables us to bring highly sophisticated, integrated solutions to operators seeking the most advanced functionality, while continuing to bring highly valuable, but more “off the shelf” back office solutions to operators who are seeking more basic functionality. Additionally, as evidenced by our partnership with PDI, Inc., we are now able to interface with other popular back office solutions on the market. Effectively, our strategy has opened up a significantly larger market to which we can sell our products. We believe the result will be improved market penetration and growth on a more scaleable business model.”

Business highlights for the third quarter of 2003 include:

•	Contracted with a global multi-brand quick service restaurant franchisor to market an integrated point-of-sale and back-office system to several thousand outlets

•	Selected by a major oil company as the point-of-sale provider for 200 sites of a European affiliate

•	Rolled out an integrated point-of-sale and back office solution to more than 100 of AFC Enterprises’ corporate-operated locations, including all three AFC concepts

•	Selected by a regional grocery chain to pilot self-service kiosk ordering for deli and made-to-order food operations

•	Expanded a successful multi-market pilot of self-service kiosks to a regional rollout for a major petroleum retailer’s fast casual food offering

•	Completed rollout of the Radiant Point-of-Sale to approximately 500 sites for a major petroleum retailer

•	Launched the Radiant P1500 Series Point-of-Sale terminal across vertical markets, providing a new standard for open touch screen technology for retailers and foodservice operators

•	Initiated the development of an interface to PDI’s back-office system to better serve the petroleum and convenience store market, and

•	Continued success through our reseller channel

Mark Haidet, the Company’s chief financial officer commented, “Though our revenues remained flat against the prior quarter, we continued to stay disciplined with our cost structure and have maintained a strong balance sheet to support our growth. Our working capital has remained strong with $36.7 million in cash at the end of the third quarter and we have maintained solidDays Sales Outstanding (“DSO’s”) of 63 days. Consistent with the previous two quarters, we did not provide a tax benefit on our current quarter pretax losses, though we do anticipate this benefiting our effective tax rate into the future.” Mr. Haidet added, “Based on the success we have had in re-aligning our strategy and with the positive indicators we are seeing in the market, we are comfortable with the earnings

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guidance of $.20 to $.30 per diluted share in 2004 on a post split-off basis, that we previously provided.”

On October 13, 2003, the Company announced that it entered into a definitive agreement with Erez Goren, the Company’s current Co-Chairman and Co-Chief Executive Officer, in connection with the Company’s previously announced plan to split-off its enterprise software business. The agreement provides that Radiant will contribute specified assets and liabilities of the enterprise software business, together with $4.0 million in cash, to a newly formed subsidiary, and then transfer all of the shares of this new company to Erez Goren in exchange for the redemption of 2.0 million shares of common stock of the Company held by Mr. Goren. The shares to be redeemed represent approximately 7.0% of the Company’s outstanding shares. The closing of the transaction is subject to the approval of the disinterested shareholders of the Company and certain other customary conditions. The transaction is expected to close by the end of the year.

Radiant will hold its third quarter 2003 conference call today at approximately 5 p.m. eastern daylight time. This call is being webcast and can be accessed at Radiant Systems’ web site at www.corporate-ir.net/ireye/ir_site.zhtml?ticker=RADS&script=2100.The call will also be available via telephone at 1-888-280-8277—reference reservation T455632R.

Founded in 1985, Radiant Systems, Inc. builds and delivers solutions for managing site operations of retail and hospitality businesses. Providing enterprise-wide visibility, Radiant’s back-office and point-of-sale technology enables businesses to deliver exceptional customer service while improving profitability. Headquartered in Atlanta, Radiant (www.radiantsystems.com) has deployed its solutions in more than 55,000 sites worldwide.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company’s financing plans; (ii) trends affecting the Company’s financial condition or results of operations, including the Company’s projected revenues and earnings per share guidance; (iii) the Company’s growth strategy and operating strategy; (iv) the Company’s new or future product offerings, and (v) the declaration and payment of dividends. The words “may,” “would,” “could,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend,” “plans,” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are the Company’s reliance on a small number of clients for a larger portion of its revenues, fluctuations in its quarterly results, its ability to continue and manage its growth, liquidity and other capital resources issues, competition and the other factors discussed in detail in the Company’s filings with the Securities and Exchange Commission.

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The Company has filed a preliminary proxy statement with the SEC. Investors and security holders are advised to read the definitive proxy statement to be filed by Radiant regarding the transaction referenced in this press release when it becomes available, because it will contain important information. Security holders may receive a free copy of the definitive proxy statement when it becomes available and other related documents filed by Radiant at the SEC’s website at www.sec.gov and/or from Radiant at its website at www.radiantsystems.com.

Radiant and its executive officers and directors may be deemed to be participants in the solicitation of proxies from shareholders of Radiant with respect to the proposed transaction. Information regarding such officers and directors is included in the preliminary proxy statement referenced above and will be set forth in the definitive proxy statement.

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RADIANT SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE DATA)

ASSETS

	September 30, 2003	December 31, 2002
	(unaudited)
Current assets
Cash and cash equivalents	$36,706	$43,382
Accounts receivable, net	19,075	31,167
Inventories	12,453	13,542
Other short-term assets	5,964	4,122

Total current assets	74,198	92,213

Property and equipment, net	11,940	11,948
Software development costs, net	2,111	16,969
Intangibles and other long-term assets	6,622	24,126

	$94,871	$145,256

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$12,210	$15,012
Client deposits and unearned revenue	11,194	10,509
Current portion of long-term debt	515	491

Total current liabilities	23,919	26,012

Client deposits and unearned revenue, net of current portion	—	2,994
Deferred tax liability	880	880
Long-term debt, less current portion	270	660

Total liabilities	25,069	30,546

Shareholders' equity
Common stock, no par value; 100,000,000 shares authorized; 27,725,559 and 28,021,689 shares issued and outstanding	—	—
Additional paid-in capital	114,166	116,752
Accumulated deficit	(44,364)	(2,042)

Total shareholders' equity	69,802	114,710

	$94,871	$145,256

RADIANT SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(Unaudited)

	For the three months ended		For the nine months ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Revenues:
System sales	$11,762	$19,186	$36,592	$56,305
Client support, maintenance and other services	15,995	17,761	48,504	48,637

Total revenues	27,757	36,947	85,096	104,942
Cost of revenues:
System sales	6,832	10,275	22,069	29,082
Impairment of capitalized software costs and acquired software technology	1,367	—	17,091	—
Client support, maintenance and other services	10,977	10,346	33,531	28,213

Total cost of revenues	19,176	20,621	72,691	57,295

Gross profit .	8,581	16,326	12,405	47,647
Operating Expenses:
Product development	4,055	3,777	11,508	11,106
Sales and marketing	3,527	5,600	12,646	15,749
Depreciation and amortization	1,045	1,210	3,252	3,835
Impairment of TriYUMf Asset	—	—	10,589	—
Impairment of goodwill	—	—	6,172	—
Lease termination and severance costs	—	—	761	—
General and administrative	3,289	3,200	9,975	9,393

(Loss) income from operations	(3,335)	2,539	(42,498)	7,564
Interest income, net	171	185	428	546

(Loss) income before income taxes	(3,164)	2,724	(42,070)	8,110
Income tax provision	88	1,106	252	3,501

Net (loss) income	$(3,252)	$1,618	$(42,322)	$4,609

Basic and diluted (loss) income per share:
Basic (loss) income per share	$(0.12)	$0.06	$(1.52)	$0.17

Diluted (loss) income per share	$(0.12)	$0.06	$(1.52)	$0.16

Weighted average shares outstanding:
Basic	27,714	27,872	27,860	27,674

Diluted	27,714	28,917	27,860	28,935

Reconciliation of Adjusted Net (Loss) Income:
Net (loss) income	$(3,252)	$1,618	$(42,322)	$4,609
Impairment of capitalized software costs	1,367	—	16,188	—
Impairment of acquired software technology	—	—	903	—
Impairment of TriYumf asset	—	—	10,589	—
Impairment of goodwill	—	—	6,172	—
Lease termination and severance costs	—	—	761	—

Adjusted net (loss) income	$(1,885)	$1,618	$(7,709)	$4,609

Adjusted net (loss) income per diluted share	$(0.07)	$0.06	$(0.28)	$0.16